Exhibit 2.6

FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 13th day of January, 2017, by and between JANAF SHOPPING CENTER, LLC, a Delaware limited liability company (“JSC”), JANAF SHOPS, LLC, a Virginia limited liability company (“Shops”), JANAF HQ, LLC, a Virginia limited liability company (“JHQ”) and JANAF CROSSINGS, LLC, a Virginia limited liability company (“Crossings”) (collectively and each individually, “Seller”), and WHLR-JANAF, LLC, a Delaware limited liability company, or assigns (the “Purchaser”).
RECITALS
R-1.    Seller and Purchaser are parties to a certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) dated as of November 3, 2016, relating to certain Property located in the City of Norfolk, Virginia, more particularly described in the Purchase Agreement.
R-2.    This Purchase Agreement has been amended by a certain First Amendment to Purchase and Sale Agreement dated December 2, 2016 (the “First Amendment”), a certain Second Amendment to Purchase and Sale Agreement dated January 6, 2017 (the “Second Amendment”), a certain Third Amendment to Purchase and Sale Agreement dated January 9, 2017 (the “Third Amendment”), and a certain Fourth Amendment to Purchase and Sale Agreement dated January 11, 2017 (the “Fourth Amendment”).
R-3.    Seller and Purchaser desire to further amend the Purchase Agreement.
AMENDMENT
NOW, THEREFORE, for and in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.The Purchase Agreement is hereby amended as follows:

(a)
Review Period. The definition of “Review Period”, as initially stated on page 2 of the Purchase Agreement and as modified by the Second Amendment, is hereby deleted in its entirety and restated as follows:

“Review Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. (Norfolk, Virginia time) on February 3, 2017.

(b)	Closing Date. The definition of “Closing Date” on the first page of the Purchase Agreement (Section A under the heading “Definitions”) is hereby deleted in its entirety and restated as follows:
Closing Date – "Closing Date" shall mean the date that is on or before the later of (x) fifteen (15) days after the occurrence of the last of the following: (i) each Lender (as defined below) has given its approval of Purchaser's assumption of the respective Loan (as defined below), (ii) each Lender has provided the respective Lender's Consent (as defined below), and (iii) each Lender has advised Seller and Purchaser that all of such Lender's conditions to closing (including, without limitation, all Assumption Documents (as defined below) having been agreed upon and in final form but excluding any conditions that will be satisfied contemporaneously with or are dependent on the occurrence of the Closing, as defined below) of the approval of the assumption of its respective Loan by Purchaser have been satisfied (with respect to each Loan, the "Loan Assumption Approval" and collectively, the "Loan Assumption Approvals"); (y) thirty (30) days after the last day of the Review Period; or (z) five (5) business days after the “Earliest Transfer Date” as defined in Section 24 of the Deed of Land Lease Agreement (the “Wawa Lease”) between Wawa, Inc. and JSC dated November 3, 2016 (Seller agrees not to modify the definition of “Earliest Transfer Date” in the Wawa Lease without Purchaser’s consent). Both Seller and Purchaser shall have the right to terminate this Contract if, through no fault of its own, the Loan Assumption Approvals have not been obtained on or before March 31, 2017, by written notice to the other parties in which event the Earnest Money shall be refunded to Purchaser and none of the parties shall have any further obligations to the others.

(c)	Conditions.

Section 9.A(iii) is hereby deleted in its entirety and restated as follows:

(iii)    Subject to any matters disclosed to Purchaser or otherwise discovered by Purchaser prior to the end of the Review Period, all of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing without regard for any qualification based on Seller’s knowledge.

(d)
Lease Disclosures. Purchaser hereby agrees and acknowledges that (i) the WaWa Lease prohibits the sale of the Property prior to WaWa, Inc.’s receipt of certain permits required to open for business, as more particularly set forth in the WaWa Lease; (ii) pursuant to that certain lease between the Virginia Alcoholic Beverage Control Board (“ABC”) and JSC dated April 4, 2001 (as amended or otherwise modified, the “ABC Lease”), the term of the ABC Lease expired on July 1, 2016 and ABC has continued to occupy the space governed by the ABC Lease after such expiration date; and (iii) Seller’s representations and warranties set forth in Section 6 of the Purchase Agreement are subject to this Section 1(d).

(e)
Environmental Condition. Purchaser hereby (i) acknowledges that it has received a satisfactory Phase I Environmental Site Assessment that recommends no further testing and that, as of the date of this Amendment, it has not discovered any Hazardous Materials, toxic substances, tanks or other unsatisfactory environmental conditions in violation of Environmental Laws on or about the Property, or that require reporting to any governmental authority under Environmental Laws (collectively, “Environmental Issues”), and (ii) agrees that Purchaser’s right to terminate the Purchase Agreement pursuant to Section 9.A(vii) is limited to Environmental Issues first discovered after the date of this Amendment.

(f)
Earnest Money. The Purchase Agreement is hereby amended to provide that the Escrow Agent is directed to disburse Two Hundred and Fifty Thousand Dollars ($250,000) of the Earnest Money (the “Released Amount”) to Seller promptly after the execution of this Amendment. Purchaser shall receive a credit against the Purchase Price in the amount of the Released Amount at the Closing. If Purchaser is for any reason entitled to a refund of the Earnest Money pursuant to the Purchase Agreement, then Seller shall be obligated to promptly refund the Released Amount to Purchaser without deduction. McKinley Inc., a Michigan corporation (“Inc.”), joins in the execution of this Amendment to unconditionally guaranty (a guaranty of payment and not of collection) Seller’s obligation to refund the Released Amount to Purchaser if such obligation arises pursuant to the Purchase Agreement.

2.Miscellaneous. Except as expressly amended in this Amendment, the Purchase Agreement shall remain in full force and effect. All capitalized terms not defined in this Amendment shall have the same definition and meaning as set forth in the Purchase Agreement. In the event of a conflict between the terms, conditions and provisions of the Purchase Agreement and those of this Amendment, the terms, conditions and provisions of this Amendment shall prevail.

3.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and/or with counterpart signature pages, all of which shall be treated collectively as representing the single execution of this Amendment. This Amendment may also be executed through facsimile/electronic signatures, which shall have the same binding effect on the parties as original signatures.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment to Purchase and Sale Agreement.

PURCHASER:

WHLR-JANAF, LLC, a Delaware limited liability company

By:	Wheeler REIT, L.P., a Virginia limited partnership, its Sole Member

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, its General Partner

By:    /s/ Jon S. Wheeler
Jon S. Wheeler, Chief Executive Officer

SELLER:

JANAF SHOPPING CENTER, LLC,
a Delaware limited liability company

By:     Janaf Shopping Center Mezz LLC,

a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF SHOPS, LLC,
a Delaware limited liability company

By:     Janaf Associates Mezz LLC,
a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF CROSSINGS, LLC,
a Virginia limited liability company

By:    Janaf Crossings Manager LLC
a Virginia limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF HQ, LLC,
a Virginia limited liability company

By:     GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

The undersigned joins in the execution of this Amendment solely for the purpose described in Paragraph 1(f) above.

MCKINLEY, INC.

By: /s/ Albert M. Berriz
Albert M. Berriz, President and CEO